EXHIBIT 99.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

2015 Guidance

Based on our current view of existing market conditions and other assumptions, we are issuing guidance for earnings per share attributable to Alexandria’s common stockholders – diluted, and FFO per share attributable to Alexandria’s common stockholders – diluted, each for the year ended December 31, 2015.  The table below provides a reconciliation of FFO per share, a non-GAAP measure, to earnings per share, the most directly comparable GAAP measure, as well as other key assumptions included in our guidance for the year ended December 31, 2015.

EPS and FFO Per Share Attributable to Alexandria’s Common Stockholders – Diluted	2015 Guidance

Earnings per share	$1.60 – $1.80
Add back: depreciation and amortization	3.52
Other	(0.02)
FFO per share	$5.10 – $5.30

Key Assumptions (Dollars in thousands)	Low	High
Occupancy percentage for operating properties in North America at December 31, 2015	96.9%	97.4%

Same property performance:
NOI increase	0.5%	2.5%
NOI increase (cash basis)	5.0%	7.0%

Lease renewals and re-leasing of space:
Rental rate increases	14.0%	17.0%
Rental rate increases (cash basis)	8.0%	10.0%

Straight-line rents	$42,000	$47,000
General and administrative expenses	$55,000	$59,000
Capitalization of interest	$35,000	$45,000
Interest expense	$110,000	$120,000

Key Credit Metrics	2015 Guidance
Net debt to Adjusted EBITDA – quarterly annualized	6.5x to 7.5x
Fixed charge coverage ratio – quarterly annualized	3.0x to 3.5x
Non-income-producing assets as a percentage of gross real estate	10% to 15%

Sources and Uses of Capital (Dollars in thousands)	Low	High
Sources of capital:
Net cash provided by operating activities after dividends	$115,000	$135,000
Incremental debt	390,000	470,000
Asset sales (1)	240,000	340,000
Total sources of capital	$745,000	$945,000

Uses of capital:
Construction	$645,000	$745,000
Acquisitions	100,000	200,000
Total uses of capital	$745,000	$945,000

Incremental debt:
Issuance of unsecured senior and other notes payable	$535,000	$685,000
Borrowings under:
Existing secured construction loans	80,000	130,000
Repayments of:
Secured notes payable	(61,000)	(137,000)
2016 unsecured senior term loan	(150,000)	(200,000)
Unsecured senior line of credit	(14,000)	(8,000)
Incremental debt	$390,000	$470,000

(1)
Represents the amount of remaining capital at the midpoint of our guidance. We expect to satisfy our remaining capital through the sale of “core-like,” non-core, and land asset dispositions. The proceeds from these asset sales may vary depending on the impact of the sales on our net debt to adjusted EBITDA ratio. For example, the sale of non-income-producing land benefits leverage more than the sale of an income-producing property.

The key assumptions behind the sources and uses of capital in the table above are a favorable capital market environment and performance of our core operations in areas such as delivery of current and future development and redevelopment projects, leasing activity, and renewals.  Our expected sources and uses of capital are subject to a number of variables and uncertainties, including those discussed under the “Forward-looking statements” section under Part I and the “Risk Factors” section under Item 1A of our annual report on Form 10-K for the year ended December 31, 2013, and in subsequent quarterly reports on Form 10-Q.  We expect to update our forecast of sources and uses of capital on a quarterly basis.